Exhibit 99.1

Silicon Valley Bank Names Phil Cox Chief Operations Officer and Erin Platts Head of EMEA and President of the UK Branch
SANTA CLARA, Calif. -- January 10, 2019 -Silicon Valley Bank ("SVB"), the bank of the world’s most innovative companies and their investors, appointed Phil Cox as its new Chief Operations Officer (COO) and Erin Platts as its new Head of EMEA and President of the UK Branch, pending UK regulatory approval. Their new roles will be effective April 1, 2019. Cox, SVB’s current Head of EMEA and President of the UK Branch, will succeed current COO Mike Dreyer, who will retire in April. Platts is currently Head of Relationship Banking, Europe for SVB.
“Three years ago we asked Mike to come out of retirement to take our operations to the next level. I’m incredibly appreciative of the work he has done to develop a great team, build the foundation for taking a more global approach to operations and improve the stability of SVB’s IT infrastructure and project governance. We’re grateful that Mike will delay his retirement to stay on in a consulting role to help with the transition and continued growth of our business,” said Greg Becker, CEO of Silicon Valley Bank. “Phil’s experience in global operations and management make him the ideal candidate for continuing to evolve our organization from the strong platform Mike built and continuing our commitment to operational excellence.”

Phil Cox joined SVB in London in August 2009 to lead the establishment of SVB's UK Branch and oversee the bank’s other EMEA based lending businesses, including Israel. Under his leadership as the Head of EMEA and President of the UK Branch, SVB has built a strong reputation serving the unique financial services needs of technology and life science companies in the UK and Europe. SVB continues to grow its presence in Europe, and was granted a lending license from BaFin and officially opened its doors in Frankfurt, Germany in May 2018.

In his new role as COO, Cox will oversee SVB's core operations, enterprise project management, client service and information technology teams. Prior to joining SVB, Cox was the Head of Commercial Banking at Bank of Scotland in London, a division of Lloyds Banking Group. He was with the NatWest/RBS Group for 23 years prior to Bank of Scotland. Cox is both ACIB (Chartered Institute of Bankers) and AMCT (Corporate Treasurers) qualified.

Cox will be replaced by Erin Platts, a 14 year veteran of SVB who most recently has served as Head of Relationship Banking for Europe. Platts has a strong history of market and product development, delivering upon banking and debt transactions across technology and life sciences companies and their investors and she is experienced in leading established businesses and building new teams from the ground up. Her existing remit covers all stages, sectors and life cycles of the innovation economy across Europe.

Having originally joined SVB’s Boston office in 2004 and transitioned to the UK office in 2007, Platts is a well-connected and active champion of the global innovation economy. Her appointment to the new role is subject to UK regulatory approval and until such time Cox will continue to have overall responsibility for the UK Branch.

“Erin is a key member of the EMEA and UK Management Committees and brings a deep understanding of SVB, our clients and their needs to this role,” said Mike Descheneaux, President of Silicon Valley Bank. “She is a champion of the global innovation economy and I’m thrilled to have her lead SVB’s future growth in Europe.”

Exhibit 99.1

About Silicon Valley Bank
For more than 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at www.svb.com.

©2019 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group (Nasdaq: SIVB).

Silicon Valley Bank is registered in England and Wales at Alphabeta, 14-18 Finsbury Square, London EC2A 1BR, UK under No. FC029579. Silicon Valley Bank is authorised and regulated by the California Department of Business Oversight and the United States Federal Reserve Bank; authorised by the Prudential Regulation Authority with number 577295; and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Media Contact:
Eileen Nolan
Silicon Valley Bank
408-654-6376
enolan@svb.com

Tabitha Brear
Silicon Valley Bank - UK Branch
+44 (0)20 7367 8131
tbrear@svb.com